EXHIBIT 11

COMPUTATION OF (LOSS) EARNINGS PER SHARE

                                                                               Three Months Ended September 30,
                                                                               --------------------------------
                                                                                    1997               1996
                                                                               -------------       ------------
Weighted average of common shares outstanding during the period (adjusted to
  reflect the Stock Split-up)                                                      6,928,688         6,412,434
Net (loss) earnings                                                              $(2,910,081)      $(2,810,537)
Dividends and issuance costs on Series A, B, C and D Redeemable Convertible
  Preferred Stock                                                                    805,082           223,024
Net (loss) earnings as adjusted                                                   (3,715,163)       (3,033,561)
Net (loss) earnings per common share                                             $     (0.54)      $     (0.47)

All outstanding options and warrants as of September 30, 1997 and 1996 have been excluded as they are anti-dilutive.